Filed Pursuant to Rule 424(b)(3)
                                                under the Securities Act of
                                                1933, as amended
                                                (Registration Statement
                                                        No. 333-109344)


                               CYTOGEN CORPORATION

                Prospectus Supplement No. 1 dated January 3, 2005
                     to the Prospectus dated October 6, 2003

                        2,694,664 Shares of Common Stock
                                ($0.01 par value)


     The information in this prospectus supplement supplements the prospectus dated October 6, 2004 of Cytogen Corporation, a Delaware corporation, relating to an aggregate of 2,694,664 shares of common stock, $0.01 par value per share, including shares of our common stock underlying immediately exercisable warrants, that may be sold or otherwise transferred from time to time by the stockholders and warrantholders who received such shares and warrants in connection with our private offering of common stock and warrants consummated on July 10, 2004, or by such other permitted pledgees, donees, transferees or other permitted successors in interest that may receive such shares or warrants as a gift, pledge, distribution to members or partners or other non-sale-related transfer.

     This prospectus supplement should be read in conjunction with, may not be delivered or utilized without, and is qualified by reference to, the prospectus except to the extent that the information herein contained supplements or supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

                              SELLING STOCKHOLDERS

     Subsequent to the filing of the prospectus, BayStar Capital II L.P. transferred a total of 125,000 warrants to North Sound Legacy International, Ltd., North Sound Legacy Fund LLC and North Sound Legacy Institutional Fund LLC. None of the foregoing transferees were specifically named in the prospectus.

     The following table lists the Selling Stockholders not previously specifically identified in the prospectus as a Selling Stockholder, and the number of warrants each such Selling Stockholder beneficially owns and may exercise and sell pursuant to the prospectus from time to time. The information in the table appearing under the heading "Selling Stockholders" in the prospectus is hereby amended by the information set forth below.

     This information was furnished to us by the listed Selling Stockholders on or before December 28, 2004. Because the Selling Stockholders may, at any time, acquire or dispose of shares of our common stock without providing notice of such transactions to us, the table below may not reflect the exact beneficial ownership of our common stock held by the Selling Stockholders on the date hereof.

     Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable under stock options and warrants that are exercisable within 60 days after December 28, 2004 are deemed outstanding for computing the percentage ownership of the person holding the options and warrants but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                                                         Number of
                                         Beneficial Ownership of         Shares of          Beneficial Ownership of
                                        Selling Stockholder Prior       Common Stock       Selling Stockholder After
   Name of Selling Stockholder (1)             to Offering              Being Offered               Offering
-----------------------------------    ---------------------------    -----------------    --------------------------
                                        Number      Percentage (2)                          Number (3) Percentage (2)
-----------------------------------    --------     --------------    -----------------    ----------  --------------
North Sound Legacy
International, Ltd. (4)............    181,053 (5)       1.2%             80,000 (9)       101,053 (9)        *

North Sound Legacy Fund
LLC (4)............................      8,487 (6)         *               3,750 (9)         4,737 (9)        *

North Sound Institutional Fund
LLC (4)............................     93,355 (7)         *              41,250 (9)        52,105 (9)        *

BayStar Capital II L.P.............          0 (8)         *                 0                  0             *

-----------------------------------
* Less than one percent.

(1) None of the Selling Stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.

(2) Applicable percentage ownership is based on 15,488,933 shares of common stock outstanding as of December 28, 2004, plus any common stock equivalent or convertible securities held or shares beneficially owned by each such holder.

(3) We do not know when or in what amounts a Selling Stockholder may offer shares for sale. The Selling Stockholders might not sell any or all of the shares offered by this prospectus. Because the Selling Stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the Selling Stockholders.

(4) North Sound Capital LLC is the Managing Member of North Sound Legacy Fund LLC, North Sound Legacy Institutional Fund LLC, and the investment advisor of North Sound Legacy International, Ltd. Thomas McAuley is the managing member of North Sound Capital LLC, and is the individual with the power to vote and to direct the disposition of all securities held by North Sound Legacy Fund LLC, North Sound Legacy International, Ltd. and North Sound Legacy Institutional Fund LLC.

(5) Includes: (i) 101,053 shares issuable upon the exercise of warrants held by North Sound Legacy International, Ltd. which have an exercise price of $6.91 per share and provide that such warrants may not be exercised in the event such exercise would cause the holder's beneficial ownership percentage to exceed 4.99%; and (ii) 80,000 shares issuable upon the exercise of warrants held by North Sound Legacy International Ltd. which have an exercise price of $10.97 per share and which are immediately exercisable and may be automatically exercised under certain circumstances.

(6) Includes: (i) 4,737 shares issuable upon the exercise of warrants held by North Sound Legacy Fund LLC which have an exercise price of $6.91 per share and provide that such warrants may not be exercised in the event such exercise would cause the holder's beneficial ownership percentage to exceed 4.99%; and (ii) 3,750 shares issuable upon the exercise of warrants held by North Sound Legacy Fund LLC which have an exercise price of $10.97 per share and which are immediately exercisable and may be automatically exercised under certain circumstances.

(7) Includes: (i) 52,105 shares issuable upon the exercise of warrants held by North Sound Institutional Fund LLC which have an exercise price of $6.91 per share and provide that such warrants may not be exercised in the event such exercise would cause the holder's beneficial ownership percentage to exceed 4.99%; and (ii) 41,250 shares issuable upon the exercise of warrants held by North Sound Institutional Fund LLC having an exercise price of $10.97 per share and which are immediately exercisable and may be automatically exercised under certain circumstances.

(8) All of such 125,000 warrants previously held by BayStar Capital II L.P., as set forth in the prospectus, were transferred to North Sound, and are not included herein.

(9) Such amounts are comprised solely of shares of common stock underlying warrants.